Exhibit 99.1

February 12, 2010

For Immediate Release

Eric Loughmiller

Executive Vice President and Chief Financial Officer

317-249-4254

eric.loughmiller@karauctionservices.com

KAR Auction Services, Inc. Announces Canadian Securitization Transaction

CARMEL, Ind.—(BUSINESS WIRE)—KAR Auction Services, Inc. (the “Company”) today announced that its Canadian floorplan finance subsidiary, Automotive Finance Canada Inc. (“AFC Canada”), has entered into a securitization facility with a Canadian multi-seller conduit administered by an affiliate of a Canadian bank. The facility provides AFC Canada with up to CAD$75.0 million in financing to use in making loans to automotive dealers in Canada. The transaction generated approximately $56.6 million in net proceeds and half of the net proceeds were used to make a prepayment on the Company’s Term Loan B debt in accordance with the terms of the Company’s senior secured credit agreement.

About KAR Auction Services

KAR Auction Services, Inc. is the holding company for ADESA, Inc., a leading provider of wholesale used vehicle auctions whose operations span North America with 62 used vehicle sites, Insurance Auto Auctions, Inc., a leading salvage auto auction company whose operations span North America with 153 sites, and Automotive Finance Corporation, a leading provider of floorplan financing to independent and franchised used vehicle dealers with 88 sites across North America. For further information on KAR Auction Services, Inc., ADESA, Inc., Insurance Auto Auctions, Inc. or Automotive Finance Corporation, visit the company’s Web site at http://www.karauctionservices.com.

This press release may include information that could constitute forward-looking statements. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Securities and Exchange Commission filings. Past results of the Company are not necessarily indicative of its future results. The Company does not undertake any obligation to update any forward-looking statements.

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